Exhibit 4.4
POLYMEDIX, INC.
WARRANT TO PURCHASE COMMON STOCK
To Purchase [          ] Shares of Common Stock
Date of Issuance:                     , 2007
VOID AFTER [          ], 2012
     THIS CERTIFIES THAT, for value received, [                    ], or permitted registered assigns (the “Holder”), is entitled to subscribe for and purchase at the Exercise Price (defined below) from PolyMedix, Inc., a Delaware corporation (the “Company”), up to [                    ] shares of the common stock of the Company, par value $0.001 per share (the “Common Stock”). This warrant is one of a series of warrants issued by the Company as of the date hereof (individually a “Warrant”, collectively, “Company Warrants”) pursuant to that certain subscription agreement between the Company and the Holder, dated as of                     , 2007 (the “Subscription Agreement”).
     1. DEFINITIONS. Capitalized terms used herein but not otherwise defined herein shall have their respective meanings as set forth in the Subscription Agreement. As used herein, the following terms shall have the following respective meanings:
          (a) “Exercise Period” shall mean the period commencing with the date hereof and ending five years from the date hereof, unless sooner terminated as provided below.
          (b) “Exercise Price” shall mean $                     per share, subject to adjustment pursuant to Section 4 below.
          (c) “Exercise Shares” shall mean the shares of Common Stock issuable upon exercise of this Warrant.
          (d) “Trading Day” shall mean (i) any day on which the Common Stock is listed or quoted on its primary Trading Market, (ii) if the Common Stock is not then listed or quoted and traded on any eligible market (meaning any of the New York Stock Exchange, American Stock Exchange (“AMEX”) or The NASDAQ Global Market), then a day on which trading occurs on the OTC Bulletin Board (or any successor thereto), or (iii) if trading does not occur on the OTC Bulletin Board (or any successor thereto), any business day.
     2. EXERCISE OF WARRANT. The rights represented by this Warrant may, subject to Section 6 below, be exercised in whole or in part at any time during the Exercise Period, by delivery of the following to the Company at its address set forth on the signature page hereto (or at such other address as it may designate by notice in writing to the Holder):
          (a) An executed Notice of Exercise in the form attached hereto; and
          (b) Payment of the Exercise Price either in cash or by check (subject to the limitations in Section 2.2 below.

     Execution and delivery of the Notice of Exercise shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Exercise Shares, if any. If requested by the Company, Holder agrees to provide this Warrant, or an affidavit of lost security, to the Company within a reasonable period after the delivery of the Notice of Exercise.
     Certificates for shares purchased hereunder shall be transmitted by the transfer agent of the Company to the Holder by crediting the account of the Holder’s prime broker with the Depository Trust Company through its Deposits and Withdrawal at Custodian (DWAC) system if the Company is a participant in such system, and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise within three business days from the delivery to the Company of the Notice of Exercise, surrender of this Warrant and payment of the aggregate Exercise Price as set forth above. This Warrant shall be deemed to have been exercised on the date the Exercise Price is received by the Company. The Exercise Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date this Warrant has been exercised by payment to the Company of the Exercise Price. If by the close of the third Trading Day after delivery of a Notice of Exercise, the Company fails to deliver to the Holder a certificate representing the required number of Exercise Shares in the manner required pursuant to this Section 2, and such failure to deliver the Exercise Shares is caused by the Company’s failure to use commercially reasonable efforts to comply with this Section 2 and/or the covenants in Section 3.1 herein, and if after such third Trading Day and prior to the receipt of such Exercise Shares, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Exercise Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall, within three Trading Days after the Holder’s request and in the Holder’s sole discretion, either (1) pay in cash to the Holder an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Exercise Shares) shall terminate or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Exercise Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (a) such number of Exercise Shares, times (b) the closing bid price on the date of the event giving rise to the Company’s obligation to deliver such certificate.
     The person in whose name any Exercise Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.
     To the extent permitted by law, the Company’s obligations to issue and deliver Exercise Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or entity or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other person or entity of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person or entity, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Exercise Shares. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of this Warrant as required pursuant to the terms hereof.
          2.2 ISSUANCE OF NEW WARRANTS. Upon any partial exercise of this Warrant, the Company, at its expense, will forthwith and, in any event within five business days, issue and deliver to the Holder a new warrant or warrants of like tenor, registered in the name of the Holder, exercisable, in the aggregate, for the balance of the number of shares of Common Stock remaining available for purchase under this Warrant.
          2.3 EXERCISE LIMITATIONS; HOLDER’S RESTRICTIONS. A Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise, such Holder (together with such Holder’s affiliates), as set forth on the applicable Notice of Exercise, would beneficially own in excess of 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to such issuance. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (a) exercise of the remaining, non-exercised portion of this Warrant beneficially owned by such Holder or any of its affiliates and (b) exercise or conversion of the unexercised or non-converted portion of any other securities of the Company (including, without limitation, any other shares of Common Stock or Warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2.4, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act, it being acknowledged by a Holder that the Company is not representing to such Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and such Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2.4 applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by such Holder) and of which a portion of this Warrant is exercisable shall be in the sole discretion of a Holder, and the submission of a Notice of Exercise shall be deemed to be each Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by such Holder) and of which portion of this Warrant is exercisable, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. For purposes of this Section 2.4, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Company’s Transfer Agent setting forth the number of shares of

Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by such Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The provisions of this Section 2.4 may be waived by such Holder, at the election of such Holder, upon not less than 61 days’ prior notice to the Company to allow the Holder to become the beneficial owner of not more than 9.99% of the Common Stock outstanding, and the provisions of this Section 2.4 shall continue to apply until such 61st day (or such later date, as determined by such Holder, as may be specified in such notice of waiver).
     3. COVENANTS OF THE COMPANY.
          3.1 COVENANTS AS TO EXERCISE SHARES. The Company covenants and agrees that all Exercise Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the Exercise Period, have authorized and reserved, free from preemptive rights, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant. If at any time during the Exercise Period the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes. The Company shall use commercially reasonable efforts to keep a registration statement (a “Registration Statement”) with respect to the issuance and sale of the Exercise Shares to the Holder, or such Holder’s valid assignee, in effect during the Exercise Period or such shorter period that will terminate when this Warrant has been exercised, and during such time period shall use commercially reasonable efforts to obtain the prompt withdrawal of any stop order suspending the effectiveness of any such Registration Statement. At any time during which the Exercise Shares are included in a then-effective Registration Statement, the Company may suspend the ability of the Holder to exercise this Warrant in any manner contemplated by this Warrant, for a reasonable period or periods (a “Black-out Period”), in the event that (i)(a) an event occurs and is continuing as a result of which the Registration Statement including the Exercise Shares, any related prospectus or any document incorporated therein by reference as then amended or supplement would, in the Company’s good faith judgment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (b) the Company determined in its good faith judgment that the disclosure of such event at such time would be to the detriment of the business, operations or prospects of the Company or the disclosure otherwise relates to a business transaction, operations or other material event which has not yet been publicly disclosed, or (ii) the Registration Statement is no longer effective and the holder is not permitted to sell Exercise Shares pursuant to any other registration statement or an exemption to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”); provided, however, that in the event that a Black-out Period occurs subsequent to the one year anniversary of the Date of Issuance, this Warrant shall be exercised subject to the terms and conditions of Section 2.1. Notwithstanding the foregoing provisions of this Section 3.1, (i) if a Holder is not able to exercise this Warrant because the Company has implemented a Black-out Period, then the Exercise Period shall be extended for the number of calendar days covered by such Black-out Period and (ii) the Company will use commercially reasonable efforts to ensure that the aggregate number of days covered by Black-out Periods shall not last for more than twenty (20) consecutive days or exceed sixty (60) in a particular calendar year; provided, however, that the holder may not receive any penalties, cash payments or any other liquidated damages for failure to deliver registered Exercise Shares so long as the Company has used commercially reasonable efforts to deliver the Holder the Exercise Shares as contemplated in Section 2 herein or otherwise complies with the covenants in this Section 3.1, and (c) if the Black-out Period is required because the Registration Statement is no longer effective and the Holder is not permitted to sell Exercise Shares pursuant to any other registration statement or an exemption to the registration requirements of the Securities Act of 1933, then the Exercise Period shall be extended until such Holder may sell such Exercise Shares.
     4. CASHLESS EXERCISE. If at any time there is no effective Registration Statement registering, or no current prospectus available for, the resale of the Exercise Shares by the Holder, then this Warrant may also be exercised at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a certificate for the number of Exercise Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A)	=	the VWAP on the Trading Day immediately preceding the date of such election;

(B)	=	the Exercise Price of this Warrant, as adjusted; and

(X)	=	the number of Exercise Shares issuable upon exercise of this Warrant in accordance with the terms of this Warrant by means of a cash exercise rather than a cashless exercise.
“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time); (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Shares then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

     5. NO IMPAIRMENT. Except and to the extent as waived or consented to by each holder of Company Warrants, the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder against impairment.
     6. ADJUSTMENT OF EXERCISE PRICE AND SHARES.
          (a) In the event of changes in the outstanding Common Stock of the Company by reason of stock dividends, split-ups, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, consolidation, acquisition of the Company (whether through merger or acquisition of substantially all the assets or stock of the Company), or the like, the number, class and type of shares available under this Warrant in the aggregate and the Exercise Price shall be correspondingly adjusted to give the Holder of this Warrant, on exercise for the same aggregate Exercise Price, the total number, class, and type of shares or other property as the Holder would have owned had this Warrant been exercised prior to the event and had the Holder continued to hold such shares until the event requiring adjustment. The form of this Warrant need not be changed because of any adjustment in the number of Exercise Shares subject to this Warrant.
          (b) If at any time or from time to time the holders of Common Stock of the Company (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefor,
          (i) Common Stock or any shares of stock or other securities which are at any time directly or indirectly convertible into or exchangeable for Common Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution (other than a dividend or distribution covered in Section 4(a) above);
          (ii) any cash paid or payable otherwise than as a cash dividend; or
          (iii) Common Stock or additional stock or other securities or property (including cash) by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement (other than shares of Common Stock pursuant to Section 4(a) above), then and in each such case, the Holder hereof will, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property, as applicable, (including cash in the cases referred to in clauses (ii) and (iii) above) which such Holder would hold on the date of such exercise had such Holder been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property.
          (c) Upon the occurrence of each adjustment pursuant to this Section 4, the Company at its expense will, at the written request of the Holder, promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Exercise Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s transfer agent.
     7. FRACTIONAL SHARES. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Exercise Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current Fair Market Value of an Exercise Share by such fraction. “Fair Market Value” of one share of Common Stock shall mean (i) the average of the closing sales prices for the shares of Common Stock on AMEX or other trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to the Holder if Bloomberg Financial Markets is not then reporting sales prices of such security) (collectively, “Bloomberg”) for the ten (10) consecutive trading days immediately preceding such date, or (ii) if AMEX is not the principal trading market for the shares of Common Stock, the average of the reported sales prices reported by Bloomberg on the principal trading market for the Common Stock during the same period, or, if there is no sales price for such period, the last sales price reported by Bloomberg for such period, or (iii) if neither of the foregoing applies, the last sales price of such security in the over-the-counter market on the pink sheets or bulletin board for such security as reported by Bloomberg, or if no sales price is so reported for such security, the last bid price of such security as reported by Bloomberg or (iv) if Fair Market Value cannot be calculated as of such date on any of the foregoing bases, the Fair Market Value shall be as determined by the Board of Directors of the Company in the exercise of its good faith judgment.
     8. FUNDAMENTAL TRANSACTIONS. If, at any time while this Warrant is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another entity, in which the shareholders of the Company as of immediately prior to the transaction own less than a majority of the outstanding stock of the surviving entity, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another person or entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by

Section 4 above) (each, a “Fundamental Transaction”), then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property, as applicable, as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Exercise Shares then issuable upon exercise in full of this Warrant (the “Alternate Consideration”). Following any transaction contemplated by this Section 6, the term Exercise Shares shall be deemed to refer to the shares for which this Warrant is thereafter exercisable in accordance with the provisions hereof. In addition, if holders of Common Stock are given a choice as to the securities, cash (which shall be treated in accordance with the preceding paragraph) or property to be received in a Fundamental Transaction (including a right to elect to receive any particular one or combination of more than one of the foregoing), then the Holder shall be given the same choice of consideration upon any exercise of this Warrant following such Fundamental Transaction, which choice of consideration can be made at the time of exercise at any time prior to the expiration of the Exercise Period.
     9. NO STOCKHOLDER RIGHTS. Other than as provided in Section 3.3 or otherwise herein, this Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.
     10. TRANSFER OF WARRANT. Subject to compliance with any applicable laws, this Warrant and all rights hereunder are transferable, by the Holder in person or by duly authorized attorney, upon delivery of this Warrant and the form of assignment attached hereto to any transferee designated by the Holder. The transferee shall sign an investment letter in form and substance reasonably satisfactory to the Company and its counsel.
     11. LOST, STOLEN, MUTILATED OR DESTROYED WARRANT. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.
     12. NOTICES, ETC. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex, electronic transmission or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address listed on the signature page hereto and to the Holder at the applicable address set forth on the applicable signature page to the Subscription Agreement or at such other address as the Company or the Holder may designate by ten (10) days advance written notice to the other parties hereto.
     13. ACCEPTANCE. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

     14. GOVERNING LAW. This Warrant shall be governed by, and construed in accordance with, the laws of the State of New York. The Holder hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated thereby. The Holder irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Warrant in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.
     15. AMENDMENT OR WAIVER. Any term of this Warrant may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the holders of Company Warrants representing at least two-thirds of the number of shares of Common Stock then subject to outstanding Company Warrants, except that the amendment or waiver of any provision of Sections 4 or 8 shall require the written consent of the Company and the holders of Company Warrants representing at least 90% of the number of shares of Common Stock then subject to outstanding Company Warrants. Notwithstanding the foregoing, (a) this Warrant may be amended and the observance of any term hereunder may be waived without the written consent of the Holder only in a manner which applies to all Company Warrants in the same fashion and (b) the number of Exercise Shares subject to this Warrant and the Exercise Price of this Warrant may not be amended, and the right to exercise this Warrant may not be waived, without the written consent of the Holder. The Company shall give prompt written notice to the Holder of any amendment hereof or waiver hereunder that was effected without the Holder’s written consent. No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.
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     IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of ___, 2007.

POLYMEDIX, INC.
By:
Name:
Title:

170 N. Radnor-Chester Road
Suite 300
Radnor, Pennsylvania 19087

NOTICE OF EXERCISE
TO: POLYMEDIX, INC.
     (1) The undersigned hereby elects to purchase [                    ] shares of the common stock, par value $0.001 (the “Common Stock”), of POLYMEDIX, INC. (the “Company”) pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any, subject to the limitations set forth in Section 2.1 of the Warrant.
     (2) Please issue the certificate for shares of Common Stock in the name of, and pay any cash for any fractional share to:

Print or type name

Social Security or other Identifying Number

Street Address

City, State, Zip Code
     (3) If such number of shares shall not be all the shares purchasable upon the exercise of the Warrants evidenced by this Warrant, a new warrant certificate for the balance of such Warrants remaining unexercised shall be registered in the name of and delivered to:
     Please insert Social Security or other identifying number:
(Please print name and address)

Dated:

	(Date)	(Signature)

(Print Name)

ASSIGNMENT FORM
     (To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)
     FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:

(Please Print)

Address:

(Please Print)

Dated:	, 2007

Holder’s Signature:

Holder’s Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

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